Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 33-48453 and 33-20476) of our report dated June 28, 2016, with respect to the financial statements and schedule of Sandy Spring Bank 401(k) Plan included in this Annual Report on Form 11-K for the year ended
December 31, 2015.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

June 28, 2016